Exhibit 31.1

CERTIFICATION

I, Edward West, certify that:

1.	I have reviewed this 10-K/A of LookSmart, Ltd.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: April 29, 2008

/s/ EDWARD WEST
Edward West Chief Executive Officer